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Exhibit 11

             Statement regarding computation of per share earnings:


                                                 Three Months
                                                Ended Mar. 31,
                                                 1996   1995
                                                 ----   ----
                                                 (in thousands
                                             except per share data)

      Net Income                               $1,060  $1,114
                                               ======  ======
      Weighted average common
       shares outstanding                       2,519   2,827
      Common stock equivalents
       due to dilutive effect
       of stock options                           169     174
                                               ------  ------
      Total weighted average
       common shares and
       equivalents outstanding                  2,688   3,001
                                               ======  ======
      Primary earnings per
       share                                   $  .39  $  .37
                                               ======  ======
      Total weighted average
       common shares and equiva-
       lent outstanding                         2,688   3,001
      Additional  dilutive shares
       using end of period
       market value versus average
       market value for the
       period when utilizing the
       treasury stock method
       regarding stock options                      0       2
                                               ------  ------
      Total outstanding shares
       for fully diluted earnings
       per share computation                    2,688   3,003
                                               ======  ======
      Fully diluted earnings
       per share                               $  .39  $  .37
                                               ======  ======

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